Exhibit 10.01

AMENDMENT #1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 30th day of April, 2008 (the “Effective Date”) by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and Jeffrey A. Rosolio (the “Executive”).

Background

A. The Company and Executive previously entered into that certain Employment Agreement effective as of November 19, 2007 (the “Agreement”). Capitalized terms in this Amendment and not otherwise defined herein shall have the meanings given them in the Agreement.

B. The Company and Executive wish to amend and modify certain provisions in the Agreement as provided herein and effective as of the Effective Date hereof, while leaving unchanged all other provisions of the Agreement.

Agreement

1. A new Section 4.5 is added to the Agreement to read as follows, the remainder of the Agreement is renumbered accordingly, and all cross-references are renumbered accordingly:

Termination By The Executive For Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason. Such notice must provide a detailed explanation of the Good Reason. For this purpose, the term “Good Reason” shall mean: (i) any significant diminution in the Executive’s role with the Company; (ii) any material breach of this Agreement by the Company; (iii) any material reduction in the Executive’s aggregate Base Salary and opportunity to participate in the Company’s bonus plan; (iv) the Company provides written notification of non-renewal of the Agreement to the Executive at least one hundred twenty (120) days prior to the last day of the Term or any renewal period; or (v) any relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Company’s current headquarters. Notwithstanding the foregoing, in the event the Executive provides notice of his intention to terminate for Good Reason as outlined in the immediately preceding sentence, the Company shall have the opportunity to cure such Good Reason within thirty (30) days of receiving such notice.

2. The introductory language in Section 4.6(a) (as renumbered) of the Agreement is amended to read as follows:

The Company may at any time during the Term terminate the Executive without Cause. In the event the Executive’s employment is terminated by the Company without Cause during the Term or the Executive terminates his employment for Good Reason during the Term, then the Company shall pay (on the same schedule used to pay Base Salary to the Executive during the Term) the Executive:

3. The following is added after “voluntarily by the Executive” in Section 4.6(b)(ii) (as renumbered): “(other than for Good Reason)”.

4. The following is added after “or without Cause” in the second line of Section 4.6(e) (as renumbered): “or by Executive for Good Reason,”.

5. Section 5.1(g)(i) is revised to read as follows:

in the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, at the end of the Termination Coverage Period, or

Except as otherwise set forth in this Agreement, all terms and provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the Effective Date.

INTEGRAL SYSTEMS, INC.

By:	/s/ Alan W. Baldwin	By:	/s/ Jeffrey A. Rosolio
	Alan W. Baldwin		Jeffrey A. Rosolio
Interim CEO & President

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